Exhibit 8.2

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601 RRE Commercial Center Majuro, MH 96960 Marshall Islands	RMI Tel.: +692-625-3602 Honolulu Tel.: 808-352-0749 Email: dreeder.rmi@gmail.com r.simpson@simpson.gr

May 3, 2018

Seaspan Corporation

Unit 2, 2nd Floor, Bupa Centre

141 Connaught Road West

Hong Kong, China

Re: Seaspan Corporation

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to Seaspan Corporation, a corporation formed under the laws of the RMI (the “Corporation”), with respect to the preparation of a Registration Statement on Form F-3, as filed with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (as amended, the “Registration Statement”), and the two prospectuses (the “Prospectuses”), of the Corporation included in the Registration Statement for each of:

A.	The offer and sale by the Corporation of up to $2,000,000,000 of the Corporation’s Class A common shares, Preferred Shares, Convertible Preferred Shares, Non-Convertible Debt Securities, Convertible Debt Securities, Warrants, and Units from time to time (the “New Company Securities”); and

B.	The offer and sale by shareholders of the Corporation of: (a) 2,514,996 Class A shares (the “Outstanding Shareholder Class A Shares”), and 1,986,449 series D preferred shares (the “Outstanding Shareholder Preferred Shares” and, together with the Outstanding Shareholder Class A Shares, the “Outstanding Shareholder Shares”), and (b) 38,461,539 Class A shares (the “Issuable Class A Shares”) issuable pursuant to the exercise of warrants.

In connection therewith, we have prepared the discussion regarding Marshall Islands tax consequences set forth in each Prospectus under the captions “Material Non-United States Tax Considerations – Material Marshall Islands Tax Considerations” and “Material Non-United States Tax Considerations – Material Canadian Federal Income Tax Considerations” (the “Discussion”).

With respect to the Canadian Federal Income Tax Considerations we can confirm that a Canadian resident corporation that carries on international shipping business, as described in the Discussion is exempt from all RMI income taxes under the current laws of the RMI. All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date of the Prospectuses. In addition, we are of the opinion that the Discussion, with respect to those matters as to which no legal conclusions are provided, is an accurate discussion of such RMI tax matters (except for the representations and statements of fact of the Corporation, included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and the Prospectuses. This consent does not constitute an admission that we are an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Dennis J. Reeder

Dennis J. Reeder

Reeder & Simpson, P.C.